                                LICENSE AGREEMENT

                                     between

                             SMITHKLINE BEECHAM PLC

                                       and

                        PACIFIC HEALTH LABORATORIES INC.

              [Portions of this Exhibit have been omitted pursuant
               ---------------------------------------------------
                    to a Request for Confidential Treatment]
                    ---------------------------------------

THE SYMBOL "[*]" IS USED TO INDICATE WHERE A PORTION OF THIS EXHIBIT HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. A COMPLETE COPY OF THIS EXHIBIT, CONTAINING ALL OF THE OMITTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.


                                LICENSE AGREEMENT
                                -----------------

THIS LICENSE AGREEMENT (hereinafter "AGREEMENT"), made as of the ___ day of June 2001 between SMITHKLINE BEECHAM PLC (doing business as GlaxoSmithKline), a corporation incorporated in England and Wales, having a principal place of business at New Horizons Court, Brentford Middlesex, England and PACIFIC HEALTH LABORATORIES INC., a corporation of the State of Delaware, having a principal place of business at 1480 Route 9 North, Suite 204, Woodbridge, New Jersey 07095.

                                WITNESSETH THAT:
                                ----------------

         WHEREAS, PACIFIC, as defined below, is the owner of all right, title and interest in certain patents, identified in Appendix A hereto, and know-how relating to certain products in the field of appetite suppression, meal replacement, weight loss and/or weight management under development and/or marketed by PACIFIC under the brand name "Satietrol(R)"; and
         WHEREAS, GSK, as defined below, desires to obtain certain licenses from PACIFIC to develop and commercialize such products under the aforesaid patents and know-how, and PACIFIC is willing to grant to GSK such licenses;

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.       DEFINITIONS
         -----------
         1.01 "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this AGREEMENT to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party.
         1.02 "EFFECTIVE DATE" shall mean the date upon which this AGREEMENT is effective and shall be the date of this AGREEMENT first written above.
         1.03. "FIELD" shall mean all human uses of LICENSED PRODUCT.
         1.04  "GSK" shall mean SmithKline Beecham plc and its AFFILIATES.
         1.05 "KNOW-HOW" shall mean all present and future technical information and know-how in the FIELD which is owned or controlled by PACIFIC and relates to LICENSED PRODUCT and shall include, without limitation, all formulation, biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to LICENSED PRODUCT and useful for the development and commercialization of LICENSED PRODUCT.
         1.06 "NET SALES" shall mean the gross receipts representing sales of LICENSED PRODUCT in the TERRITORY under this AGREEMENT by GSK and its sublicensees ("the Selling Party") to THIRD PARTIES in finished product form (i.e., packaged and labeled for sale to the ultimate consumer) less deductions for:
          (i) transportation charges to the extent they are included in the selling price or otherwise paid by the THIRD PARTY purchaser, including insurance, for transporting LICENSED PRODUCT;

             (ii) sales and excise taxes and duties and any other governmental charges imposed upon the production, importation, use or sale of such LICENSED PRODUCT;
            (iii) trade, quantity and cash discounts and/or trade rebates (in each case, excluding advertising and promotional considerations included in the selling price ) allowed on LICENSED PRODUCT;
             (iv) allowances or credits to customers on account of rejection or return of LICENSED PRODUCT or on account of retroactive price reductions affecting such LICENSED PRODUCT.
      Sales between GSK and its sublicensees shall be excluded from the computation of NET SALES and no royalties will be payable on such sales.
         1.07 "LICENSED PRODUCT" shall mean all products concerning or relating to appetite suppression, meal replacement products used in weight management, weight loss and/or weight management under development by PACIFIC as of the Effective Date and/or marketed by PACIFIC under the brand name "Satietrol(R)" as of the EFFECTIVE DATE, the manufacture, use, sale or import of which, but for the license granted under this AGREEMENT, infringes any PATENT or employs any KNOW HOW; together with all improvements, line extensions and enhancements to such products created by or on behalf of PACIFIC during the term of the License Agreement.
         1.08 "PACIFIC" shall mean Pacific Health Laboratories Inc. and its AFFILIATES.
         1.09 "PATENTS" shall mean all patents and patent applications in the FIELD which are or become owned or controlled by PACIFIC, or to which PACIFIC otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim LICENSED PRODUCT, a process for manufacturing or formulating LICENSED PRODUCT, an intermediate used in such process or a use of LICENSED PRODUCT. Included within the definition of PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. Also included within the definition of PATENTS are any patents or patent applications which generically or specifically claim any improvements on LICENSED PRODUCT or intermediates or manufacturing processes required or useful for production of LICENSED PRODUCT

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which are developed by PACIFIC, or which PACIFIC otherwise has the right to grant licenses, now or in the future, during the term of this AGREEMENT. The current list of patent applications and patents encompassed within PATENTS is set forth in Appendix A attached hereto.
         1.10 "PER PRODUCT BASIS" shall mean each distinct form or presentation or use of LICENSED PRODUCT, for example, and without limitation to the foregoing, a meal replacement product is a distinct form of LICENSED PRODUCT to a pre-meal beverage, and the addition of vitamins to an existing formulation will not constitute a distinct form or presentation of LICENSED PRODUCT. In determining whether a particular LICENSED PRODUCT is a distinct form or presentation, no account will be taken of minor changes, such as flavor, packaging or enhancements to an existing form or presentation of LICENSED PRODUCT. In the event that two existing forms and/or presentations of LICENSED PRODUCT are packaged in combination and sold together to THIRD PARTIES, the NET SALES pertaining to such a combination will be apportioned between each individual form or presentation of such LICENSED PRODUCTS in accordance with the relative selling price of each such LICENSED PRODUCT when sold individually by GSK and/or its sublicensees.
       1.11 "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling LICENSED PRODUCT, such as a Supplementary Protection Certificate
       1.12 "TERRITORY" shall mean worldwide.
       1.13 "THIRD PARTY(IES)" shall mean any party other than GSK, PACIFIC and their respective AFFILIATES.
       1.14 "USA" shall mean the United States of America, including all of its territories and possessions.

2.       GRANT AND RIGHT OF FIRST REFUSAL
         --------------------------------
         2.01 PACIFIC hereby grants to GSK an exclusive license, with the right to grant sublicenses under PATENTS and KNOW-HOW to make, have made, use, sell, offer for sale, and import LICENSED PRODUCT, in the FIELD, in the TERRITORY, subject to the other terms and conditions of this AGREEMENT. The rights to make, have made, use and sell shall include all activities concerning the subject matter of PATENTS and KNOW-HOW which activities would, but for the license herein granted, infringe PATENTS and KNOW-HOW.
         2.02 In the event that GSK in its absolute discretion elects not to develop and/or market LICENSED PRODUCTS in any particular country and notifies PACIFIC of this intention, then GSK's exclusive license shall terminate in respect of LICENSED PRODUCTS in such country only and such exclusive rights shall vest in PACIFIC. PACIFIC shall not seek customers or establish any branch outside of any country in which PACIFIC regains such exclusive rights from GSK ("PACIFIC COUNTRY") in connection with LICENSED PRODUCT or maintain any distribution depot for the LICENSED PRODUCT outside of a PACIFIC COUNTRY. PACIFIC warrants and undertakes that it will impose this same obligation upon its licensees and distributors of LICENSED PRODUCT within a PACIFIC COUNTRY. In the event that a) GSK fails to submit, within [*] from "Launch by GSK of LICENSED PRODUCT in USA", a written description of GSK's intent to launch LICENSED PRODUCT in respect of any particular country, or b) LICENSED PRODUCT is not launched within [*] after "Launch by GSK of LICENSED PRODUCT in USA" by GSK in countries for which a description of GSK's intent to launch LICENSED PRODUCT was submitted under Section 2.02 (a), then such a country shall be deemed to be a PACIFIC COUNTRY.
        2.03 PACIFIC hereby grants to GSK the right of first refusal to obtain an exclusive license in the TERRITORY to make, have made, use, sell, offer for sale, and import product, with the right to grant sublicenses, in respect of all new product development concerning or relating to appetite suppression, meal replacement for weight management, weight loss and/or weight management not covered by PATENTS or KNOW-HOW and in respect of which PACIFIC intends to use a THIRD PARTY to further develop and/or commercialize such new product, upon terms to be mutually negotiated by the parties in good faith. PACIFIC shall grant GSK an Exclusive Period of ninety (90) days following notification of each such new product development to negotiate and agree the terms of an exclusive license. In the event that PACIFIC and GSK fail to agree on mutually acceptable terms for the exclusive license during such period, then PACIFIC shall be free to negotiate and enter into a license with a THIRD PARTY, provided that in no event

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will PACIFIC offer a license to such THIRD PARTY on terms more favorable than the terms that were acceptable to GSK but unacceptable to PACIFIC. The term `Exclusive Period' shall mean that PACIFIC will not, nor will it permit its directors, AFFILIATES, representatives or agents to do, directly or indirectly, any of the following:
negotiate, undertake, authorize, recommend, propose or enter into any transaction involving such new product development ("Competing Transaction"); or
    a) facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of a Competing Transaction; or
    b) furnish or cause to be furnished to any THIRD PARTY any information concerning the new product development in connection with a Competing Transaction; or
    c) otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any THIRD PARTY to do or seek any of the foregoing.
This Section 2.03 shall not apply in the event that PACIFIC is subject to a Change of Control. For the purpose of this Section 2.03, "Change of Control" will take place if control of more than fifty percent (50%) of the ownership of PACIFIC is obtained by any THIRD PARTY that does not have direct or indirect control or ownership of PACIFIC as at the EFFECTIVE DATE.

3.       PAYMENTS, EQUITY AND ROYALTIES
         ------------------------------
         3.01 In consideration for the license under PATENTS and KNOW-HOW granted to GSK in this AGREEMENT, GSK shall make the following payments to PACIFIC, up to an aggregate maximum of [*], in the specified incremental amounts, within thirty (30) days after the occurrence of the following milestones:
(a) EFFECTIVE DATE                                              $ 1,000,000
(b) [*]
(c) [*]
(d) [*]






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provided that:

(1) each such payment shall be made only one time regardless of how many times such milestones are achieved and regardless of how many LICENSED PRODUCTS achieve such milestones, and no payment shall be owed for a milestone which is not reached;
(2) notwithstanding the above, each of the milestones pertaining to "EFFECTIVE DATE" [*] will be paid by GSK to PACIFIC within 10 working days after each such milestone is achieved;
(3) all milestones shall become due and payable, to the extent not already paid by GSK to PACIFIC in the event of [*].
(4)  each such payment shall be non-refundable and non-creditable to GSK;
(5) the determination of whether or not a particular milestone has been achieved shall be made in good faith by GSK in its sole and absolute discretion;
(6)  by the term [*];
(7) In the event that GSK elects in its sole and absolute discretion to terminate this AGREEMENT prior to [*], then GSK will provide to PACIFIC (free of charge) all results derived from GSK's further evaluation of LICENSED PRODUCTS, as set out in Section 3.01 (6), to the extent only that such results are specific to LICENSED PRODUCT, and PACIFIC shall have a non-exclusive right to use such results (without the right to disclose, sub-license or assign the use of such results to a THIRD PARTY) but only to the extent such use is related to the LICENSED PRODUCT from which such results were derived.
(8)  By the term [*].
(9)  By the term [*].
(10) By the term [*].
(11) By the term [*].
(12) [*].




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         3.02 Contemporaneously with the execution of this AGREEMENT, the parties hereto shall execute or procure the execution of a Stock Purchase Agreement.
         3.03 As further consideration for the license under PATENTS and KNOW HOW granted to GSK under this AGREEMENT and subject to the provisions of this
Section 3, GSK shall pay a Patent Royalty to PACIFIC for NET SALES of LICENSED PRODUCT in respect of which there is a granted, unchallenged, and valid PATENT which claims LICENSED PRODUCT at the time such NET SALES occur. Patent Royalties will be payable by GSK to PACIFIC on a PER PRODUCT BASIS in respect of LICENSED PRODUCTS sold by GSK in the USA and Canada. GSK's Patent Royalty obligations under this Section 3.03 shall become effective in each country of the TERRITORY at such time as a valid and unchallenged PATENT is granted in such country claiming the LICENSED PRODUCT sold by GSK. GSK shall not dispute the validity of a PATENT for purposes of this Section 3.03 unless GSK or PACIFIC has received notification from a THIRD PARTY challenging the validity of the PATENT. GSK's Patent Royalty obligations under Paragraph 3.03 shall expire on a country by country basis upon the expiration of the last remaining enforceable PATENT claiming the LICENSED PRODUCT sold in such country. Patent Royalties shall be reduced by fifty percent (50%) in those countries in which there is no issued patent claiming the LICENSED PRODUCT sold in such country ("Know How Royalty"). In the event that the Know How Royalty becomes payable by GSK to PACIFIC in any particular country, the obligation to make payments under such Know How Royalty shall terminate and GSK will have no further obligation to make such payments after ten (10) years from First Commercial Sale of first LICENSED PRODUCT in such country. As soon as reasonably practicable and, in any event, before the first launch of LICENSED PRODUCTS into a country other than USA and Canada, GSK and PACIFIC shall determine an appropriate Patent Royalty rate for the country concerned. Such a Patent Royalty rate shall not exceed the Patent Royalty rates agreed for USA and Canada, as set out below:

         A) COMPUTATION OF PERIOD OF NET SALES USED TO DETERMINE PATENT ROYALTY RATE IN USA AND CANADA
The royalty rates to be applied to NET SALES in a particular country in any calendar quarter shall be determined by reference to the NET SALES in such country during that calendar quarter together with the NET SALES in such country of the preceding three (3) calendar quarters. Notwithstanding the above, the NET SALES in a particular country to be used in determining the royalty rate in respect of the first four calendar quarters from First Commercial Sale within such country shall be the aggregate total NET SALES to the end of the calendar quarter in respect of which a royalty payment is to be calculated.
         B)  DETERMINATION OF ROYALTY RATE IN USA AND CANADA
The royalty rate will be determined by reference to the period of NET SALES set out in Section 3.03 (A) above. The royalty rate will be applied to NET SALES achieved in a particular country in the most recent completed calendar quarter, as follows:
                  i) [*], and
                  ii) [*], and
                  iii) [*].
         C)  COMPUTATION OF ROYALTY PAYMENT IN USA AND CANADA
It is agreed that, subject to the provisions of this Section 3, the royalties to be paid by GSK to PACIFIC will be calculated as follows:
                  i)  [*].
                  ii) [*]:
                  x)  [*];
                  y)  [*].; and
                  z)  [*].
         3.04 An appropriate adjustment of the Patent Royalties and Know How Royalties for NET SALES of LICENSED PRODUCT formulated in combination with one or more additional therapeutically active ingredients shall be mutually agreed upon, when appropriate, in good faith, by the parties.
         3.05 In the event that a THIRD PARTY initiates any legal or administrative proceeding challenging the validity, scope or enforceability of a PATENT claiming LICENSED PRODUCT sold on the date of such a challenge in any particular country of the TERRITORY, then the Patent Royalty obligation under Paragraph 3.03 in such country shall be amended during such challenge period





                                                                         Page 10
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such that only fifty percent (50%) of the Patent Royalty otherwise due and payable in such country will continue to be paid by GSK to PACIFIC in accordance with the terms of this AGREEMENT and fifty percent (50%) of the Patent Royalty otherwise due and payable in such country shall be retained by GSK during the pendency of the proceeding. If the validity and enforceability of (i) any individual PATENT claiming the LICENSED PRODUCT sold in such particular country is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then GSK shall pay the retained Patent Royalty plus all interest accruing to such retained Patent Royalty to PACIFIC, or (ii) all the PATENT(S) claiming the LICENSED PRODUCT sold in a particular country are not upheld by such court or other legal or administrative tribunal, then the retained Patent Royalty shall be for GSK's account, GSK shall retain the license granted herein in such country and the royalty to be paid by GSK to PACIFIC shall be limited to the Know How Royalty for the period set out in Section 3.03.
         3.06 Subject to the provisions of Section 7.02 (ii), any and all filing, maintenance and prosecution costs ("Maintenance Costs") incurred by GSK which are related to PATENTS shall be fully creditable against any future payments owed to PACIFIC by GSK under this AGREEMENT.
         3.07 In no circumstances will the deduction of Third Party Payments (as defined in Section 4.02) and Maintenance Costs reduce royalty payments owed by GSK to PACIFIC in respect of any one calendar quarter by more than fifty percent (50%) of the royalty due and payable prior to such deduction ("Royalty Threshold"). Uncredited Third Party Payments and Maintenance Costs will be applied and credited to all future payments owed by GSK to PACIFIC until they are fully credited.
         3.08 Patent Royalties will be reduced by fifty percent (50%) in the event that LICENSED PRODUCT faces "Substantial Competition". [*].

4.       COMPULSORY LICENSES AND THIRD PARTY LICENSES
         --------------------------------------------
         4.01 In the event that a governmental agency in any country grants or compels PACIFIC to grant a license to any THIRD PARTY for LICENSED PRODUCT, GSK shall have the benefit in such country or territory of the terms granted to such THIRD PARTY to the extent that such terms are more favorable than those of this AGREEMENT.





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         4.02 If, during the term of this AGREEMENT, GSK, in its sole discretion, deems it necessary to seek or exercise or execute a license from any THIRD PARTY in order to avoid infringement of intellectual property owned or controlled by such THIRD PARTY as a result of the exercise by GSK and/or its sublicensees of the license herein granted, fifty percent (50%) of any royalties or other fees paid to such THIRD PARTY ("Third Party Payments") under such license shall be deducted from royalties otherwise due to PACIFIC under this AGREEMENT. Uncredited Third Party Payments will be applied and credited to all future payments owed by GSK to PACIFIC until they are fully credited. GSK shall notify and consult with PACIFIC prior to entering into any such license with a THIRD PARTY.

     5.  DEVELOPMENT AND SUPPLY OF PRODUCT
         ---------------------------------
         5.01 As of the EFFECTIVE DATE, and during the term of the AGREEMENT, GSK shall, subject to the terms of Section 8.02, have full control, responsibility and authority over research, development and commercialization of LICENSED PRODUCT in the TERRITORY. GSK will exercise its reasonable efforts and diligence in developing and commercializing LICENSED PRODUCT in accordance with its business, legal, medical and scientific judgment. In the event that GSK decides not to launch each and every form or presentation of LICENSED PRODUCT in any particular country, such a decision in and of itself shall not be construed as or deemed a failure on the part of GSK to exercise its reasonable efforts and diligence in developing and commercializing LICENSED PRODUCT in such country.
         5.02 GSK shall keep PACIFIC informed on a semi-annual basis of the progress of GSK's efforts to develop and commercialize LICENSED PRODUCT in the TERRITORY.
         5.03 PACIFIC shall provide to GSK, at GSK's request, reasonable technical assistance within its area of expertise concerning development, production and commercialization of LICENSED PRODUCT. Provision of such technical assistance shall include, but not be limited to, visits by PACIFIC personnel to GSK, at PACIFIC's expense, and visits by GSK personnel to PACIFIC,







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at GSK's expense, at times and for periods of time upon which the parties will agree, and the supply of any KNOW-HOW that GSK may require.
         5.04 [*].
         5.05 GSK will be responsible for the manufacture and supply of LICENSED PRODUCT. PACIFIC will assist GSK in arranging for due diligence to be carried out on the manufacturing and packaging of LICENSED PRODUCT at its current site(s).

 6.      EXCHANGE OF INFORMATION AND CONFIDENTIALITY
         -------------------------------------------
         6.01 Promptly after the EFFECTIVE DATE, PACIFIC shall disclose and supply to GSK all KNOW-HOW within PACIFIC's possession which was not already supplied to GSK prior to the EFFECTIVE DATE. Thereafter, PACIFIC shall promptly disclose and supply to GSK any further KNOW-HOW that may become known to PACIFIC.
         6.02 During the term of this AGREEMENT and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this AGREEMENT, PACIFIC and GSK shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing LICENSED PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute patent applications concerning LICENSED PRODUCT or to carry out any litigation concerning LICENSED PRODUCT. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
         6.03 Nothing herein shall be construed as preventing GSK from disclosing any information received from PACIFIC hereunder to a sublicensee or distributor of GSK, provided, in the case of a sublicensee or distributor, such sublicensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information. Nothing herein shall be construed as preventing PACIFIC from disclosing any information received from GSK hereunder to a banker, investor or distributor of PACIFIC, provided, in the case of a banker, investor or distributor, such banker, investor or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information. PACIFIC shall not be permitted to disclose any information received from GSK hereunder to a sublicensee of PACIFIC or other THIRD PARTY with regard to LICENSED PRODUCT. In the event that GSK terminates this AGREEMENT in its entirety prior to [*], then PACIFIC will be entitled to use and disclose the results of such study to a THIRD PARTY provided that GSK shall, at GSK's sole election, be entitled to redact any reference to GSK from the details of the study prior to such disclosure.
         6.04 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this AGREEMENT remains the property of the other party and (ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.
         6.05 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.
         6.06 PACIFIC shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to LICENSED PRODUCT or other information generated and provided by GSK without first obtaining the prior written consent of GSK. GSK's contribution shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.
         6.07 Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of LICENSED PRODUCT in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other party or THIRD PARTIES.
         6.08 The reporting of adverse events related to LICENSED PRODUCT to regulatory authorities in the TERRITORY shall be performed in accordance with the Pharmacovigilance Agreement attached to this AGREEMENT as Appendix B.

7.       PATENT PROSECUTION AND LITIGATION
         ---------------------------------
         7.01 Each party shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT. Each party

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shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of or as a result of this AGREEMENT. Except as expressly provided in this AGREEMENT, each joint owner may make, use, sell, keep, license, assign, or mortgage such jointly owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other joint owner.
         7.02 Each party shall promptly notify the other upon the making, conceiving or reducing to practice of any invention or discovery under Section
7.01 concerning LICENSED PRODUCT. With respect to any such invention,
                  (i) GSK shall have the first right, using in-house or outside legal counsel selected at GSK's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries related to LICENSED PRODUCT in the TERRITORY owned in whole by GSK or jointly by GSK and PACIFIC with appropriate credit to PACIFIC's representatives, including the naming of such parties as inventors where appropriate and in accordance with the relevant legal requirements. GSK may solicit PACIFIC's advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and GSK shall take into account PACIFIC's reasonable comments related thereto.
                  (ii) PACIFIC shall, using in-house or outside legal counsel approved by each of GSK and PACIFIC, prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries related to LICENSED PRODUCT, including PATENTS owned in whole or controlled by PACIFIC, for which PACIFIC shall bear the costs. PACIFIC shall solicit GSK's advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and PACIFIC shall take into account GSK's reasonable comments related thereto.

                 (iii) If GSK, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned jointly by PACIFIC and GSK, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the TERRITORY, GSK shall give PACIFIC notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and PACIFIC shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.
                  (iv) The party filing patent applications for jointly owned inventions and discoveries shall do so in the name of and on behalf of both GSK and PACIFIC. Each of PACIFIC and GSK shall hold all information it presently knows or acquires under this Paragraph which is related to all such patents and patent applications as confidential subject to the provisions of Section 6.
         7.03 PACIFIC warrants and represents that it has disclosed to GSK the complete texts of all patent applications filed by PACIFIC as of the EFFECTIVE DATE which relate to LICENSED PRODUCT in the TERRITORY as well as all information received as of the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. PACIFIC further warrants and represents that it will disclose to GSK the complete texts of all patent applications filed by PACIFIC after the

EFFECTIVE DATE which relate to LICENSED PRODUCT in the TERRITORY as well as all information received after the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. In addition to GSK's rights under Section 7.02, GSK shall have the right to review all such pending applications and other proceedings and make recommendations to PACIFIC concerning them and their conduct. PACIFIC agrees to keep GSK promptly and fully informed of the course of patent prosecution or other proceedings including by providing GSK with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout the TERRITORY. GSK shall provide such patent consultation to PACIFIC at no cost to PACIFIC. GSK shall hold all information disclosed to it under this section as confidential subject to the provisions of Section 6.
         7.04 GSK shall have the right, but not the obligation, to assume responsibility for any PATENT or any part of a PATENT, which PACIFIC intends to abandon or otherwise cause or allow to be forfeited. PACIFIC shall give GSK reasonable written notice prior to abandonment or other forfeiture of any PATENT or any part of a PATENT so as to permit GSK to exercise its rights under this
Section 7.04.
         7.05 In the event of the institution of any suit by a THIRD PARTY against PACIFIC, GSK or its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of LICENSED PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. GSK shall have the right, but not the obligation, to defend such suit at its own expense and shall notify PACIFIC as to whether or not GSK intends to defend such a suit within ten (10) working days of GSK becoming aware of the institution of the suit. PACIFIC and GSK shall provide reasonable assistance to one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting party.
         7.06 In the event that PACIFIC or GSK becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. GSK shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any THIRD PARTY and to use PACIFIC's name in connection therewith and to name PACIFIC as a party thereto. If GSK does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then PACIFIC, after notifying GSK in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to
Section 7.08. In any event, PACIFIC and GSK shall provide reasonable assistance to one another and shall reasonably cooperate in any such litigation at the other's request without expense to the requesting party.
         7.07 PACIFIC and GSK shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared by the parties and distributed proportionately between GSK and PACIFIC (calculated on the basis of the parties' respective financial interest in the sales of LICENSED PRODUCT), provided that PACIFIC's share of the excess amount shall be presumed to be equal to the royalties which would otherwise be due to PACIFIC in the event that such excess amount were to be treated as NET SALES of LICENSED PRODUCT by GSK or its sublicensees under this AGREEMENT.
         7.08 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning LICENSED PRODUCT, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Section 7 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT.
         7.09 GSK shall have the right but not the obligation to seek extensions of the terms of PATENTS. At GSK's request, PACIFIC shall either authorize GSK to act as PACIFIC's agent for the purpose of making any application for any extensions of the term of PATENTS and provide reasonable assistance therefor to GSK or shall diligently seek to obtain such extensions, in either event, at PACIFIC's expense.
         7.10 At GSK's request, PACIFIC shall seek to obtain SPCs based on PATENTS or authorize GSK to obtain SPCs based on PATENTS on PACIFIC's behalf.

Where GSK holds a relevant marketing authorization issued by a competent regulatory authority, GSK shall, at its sole discretion, provide to PACIFIC a copy of said marketing authorization and any information necessary for the purpose of obtaining an SPC based on a PATENT.
         7.11 At GSK's request, PACIFIC shall cooperate with GSK to obtain "pipeline" protection for PATENTS which may be available under the patent laws of countries in the TERRITORY in which the patent laws thereof are amended to provide improved protection for LICENSED PRODUCT.
         7.12 Notwithstanding Sections 7.09 and 7.10, PACIFIC shall have the right, but not the obligation, to seek extensions of the terms of PATENTS and to seek to obtain SPCs based on PATENTS at its own expense.

8.       TRADEMARKS AND TRANSITIONAL PERIOD
         ----------------------------------
         8.01 GSK shall be solely responsible for the selection of all trademarks, which it employs in connection with LICENSED PRODUCT in the TERRITORY. PACIFIC shall assign to GSK the worldwide rights, title and interest in and to the registered and unregistered "SATIETROL" trademarks, together with any associated trademark applications (the "Marks") and associated internet domain names owned by PACIFIC (as set out in Appendix C). GSK shall thereafter assume all costs and responsibilities for registering, maintaining, and defending the Marks and domain names in the TERRITORY. Such assignment shall be free of charge to GSK in each country in which the Marks are assigned to GSK until the expiration of GSK's Patent Royalty and Know How Royalty obligation in such country, after which GSK shall pay to PACIFIC a royalty of [*] on the annual NET SALES of product, in the USA only, to which the Marks are affixed by GSK. Such a trademark royalty shall be payable for a maximum period of five (5) years per product. For the avoidance of doubt, product shall not include different variants, enhancements or improvements to an existing presentation of such product. GSK shall be entitled to affix the Marks to any product and will not be under any obligation to commercialize LICENSED PRODUCT using the Marks. In the event that GSK terminates this AGREEMENT in its entirety prior to Launch by GSK of LICENSED PRODUCT in USA, then GSK shall promptly assign back to

PACIFIC the worldwide rights, title and interest in and to the Marks, together with any associated trademark applications and internet domain names assigned to GSK by PACIFIC under this Section 8.01.
         8.02 PACIFIC shall cooperate with and assist GSK (at GSK's expense) in recording such trademark assignments at the appropriate trademarks offices and in effecting a prompt transfer to GSK of such domain names as are associated with the Marks with the relevant THIRD PARTY internet service provider.
         8.03 For the period of time only prior to First Commercial Sale of LICENSED PRODUCT by GSK ("Transitional Period"), GSK hereby grants PACIFIC an exclusive, royalty-free license, under the PATENTS and KNOW HOW, to commercialize the pre-meal variant of LICENSED PRODUCT ("PMV"). PACIFIC shall only commercialize PMV in the USA and such other countries (as set out in Appendix D) in which PACIFIC commercializes PMV as at the EFFECTIVE DATE. Further and subject to PACIFIC's strict compliance with the terms of Section 8.04, PACIFIC shall be entitled to so commercialize PMV under the Marks. PACIFIC undertakes and warrants that, during the Transitional Period, PACIFIC will only commercialize PMV within the Health Food Channel. For the purposes of this
Section 8, "Health Food Channel" shall mean health food stores and web sites specific to health food only. " Health Food Channel" also includes health food chains such as GNC, Whole Foods, Vitamin Shop, Vitamin World and the website Drugstore.com, whether or not Drugstore.com would otherwise be considered within the Health Food Channel. "Health Food Channel" does not include grocery stores, food stores, convenience outlets, mass merchandisers, drug stores and any other regional wholesaler or direct buying account or distributors and their respective internet and mail order operations. Further, PACIFIC undertakes and warrants that a) during the Transitional Period, PACIFIC will utilize no more than the amount of time, resource and money dedicated to advertising and promotion of PMV by PACIFIC per calendar quarter as at the EFFECTIVE DATE, and
b) PACIFIC will immediately cease all use of the Marks and will discontinue all manufacturing, marketing, support, supply and sale of PMV to THIRD PARTIES prior to First Commercial Sale of LICENSED PRODUCT by GSK.

         8.04 GSK hereby grants to PACIFIC an exclusive license, for the duration of the Transitional Period only, to use the Marks in connection with PACIFIC's continued commercialization of PMV and MRP ( as defined in Section 8.05) in accordance with the terms set out in this Section 8. PACIFIC agrees that GSK will have the right to control the nature of use of the Marks on PMV and MRP to ensure that the Marks are used properly in accordance with GSK's standards of quality control and trademark usage and that use of the Marks by PACIFIC inures to the benefit of GSK. PACIFIC shall provide GSK with samples of all literature, brochures, signs, advertising and packaging prepared by or on behalf of PACIFIC in connection with the use of the Marks. When using the Marks under this AGREEMENT, PACIFIC undertakes to comply substantially with all laws pertaining to use of the goods enforced at any time in the covered territory. PACIFIC agrees to cooperate in all matters involving infringement of any of the Marks.
         8.05 GSK hereby grants to PACIFIC, for the term of this AGREEMENT, an exclusive license, under the PATENTS and KNOW HOW, to commercialize within the Health Food Channel only, and within the USA and Canada only, the meal replacement variant (in powder form only) of LICENSED PRODUCT ("MRP"). Such an exclusive license shall permit GSK to commercialize MRP in accordance with the terms of this AGREEMENT except in the Health Food Channel. PACIFIC's rights under this Section 8.05 are subject to PACIFIC's strict compliance with each of the following terms and conditions:
         (1) PACIFIC shall not assign, delegate, sub-contract or further sub-license any rights granted to PACIFIC under this Section 8.05 to any THIRD PARTY; and
         (2) The sub-license granted by GSK to PACIFIC under this Section 8.05 is concerned with and pertains only to a powder presentation of MRP. PACIFIC hereby undertakes that it will not develop MRP or cause MRP to be developed in any form (for example, a ready to eat presentation of a meal replacement product) other than a powder presentation; and
         (3) PACIFIC shall cease all use of the Marks and will discontinue all manufacturing, marketing, support, supply and sale of MRP under the Marks to THIRD PARTIES prior to First Commercial Sale of LICENSED PRODUCT by GSK; and

         (4) PACIFIC undertakes and warrants that it will commercialize MRP only within the Health Food Channel.
         (5) As further consideration for the sub-license to PACIFIC of certain rights under PATENTS and KNOW HOW under this Section 8.05, PACIFIC shall pay a royalty to GSK ("PACIFIC ROYALTY") in respect of NET SALES of MRP achieved by PACIFIC in the USA and Canada during the period commencing [*] years after Launch by GSK of LICENSED PRODUCT in USA. The PACIFIC ROYALTY shall be calculated and paid on the same basis as that set out in Section 3.03 (A), (B) and (C), and Section 9. This sublicense shall be terminated forthwith on GSK serving notice of termination pursuant to Section 10.02 or Section 10.05. Termination of PACIFIC's rights under this Section 8.05 shall be without prejudice to the survival of the remaining terms and conditions of this AGREEMENT.


9. STATEMENTS AND REMITTANCES
    -------------------------
         9.01 GSK shall keep and require its AFFILIATES and sublicensees to keep complete and accurate records of all sales of LICENSED PRODUCT under the licenses granted herein. PACIFIC shall have the right, at PACIFIC's expense, through an independent certified public accountant or like person reasonably acceptable to GSK, to examine such records during regular business hours during the life of this AGREEMENT and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to PACIFIC only as to the accuracy of the royalty statements and payments.
          9.02 Within forty five (45) days after the end of each calendar quarter, GSK shall provide a true accounting of all LICENSED PRODUCT sold by GSK, its AFFILIATES and its sublicensees during such quarter. Such accounting shall show sales on a country-by-country basis. Simultaneously with the submission of the accounting, GSK shall pay to PACIFIC all the royalties due to PACIFIC hereunder, and shall submit to PACIFIC, together with each such royalty payment, a written royalty statement describing the calculation of royalties and applicable exchange rates.
         9.03 All royalties due under this AGREEMENT shall be payable in US dollars. With regard to sales made by a sublicensee of GSK only, in the event that governmental regulations prevent remittances from a foreign country, the obligation of GSK to pay royalties on sales in that country shall be suspended until such remittances are possible. PACIFIC shall have the right, upon giving written notice to GSK, to receive payment in that country in local currency.
         9.04 Any tax, duty or other levy paid or required to be withheld by GSK on account of royalties payable to PACIFIC under this AGREEMENT shall be deducted from the amount of royalties otherwise due. GSK shall secure and send to PACIFIC proof of any such taxes, duties or other levies withheld and paid by GSK or its sublicensees for the benefit of PACIFIC.
         9.05 Monetary conversion from the currency of a foreign country, in which LICENSED PRODUCT is sold, into U.S. Dollars shall be calculated at the actual average rates of exchange for the pertinent calendar quarter as used by GSK in producing its quarterly and annual accounts, as confirmed by GSK's auditors.

10.      TERM AND TERMINATION
         --------------------
         10.01 Unless otherwise terminated, this AGREEMENT shall expire upon the later of a) expiration, lapse or invalidation of the last remaining PATENT in the TERRITORY which claims LICENSED PRODUCT, or b) expiration of GSK's obligation (if any) to pay a Know How Royalty to PACIFIC in the TERRITORY. Following expiration or termination of this AGREEMENT, other than due to material breach of this AGREEMENT by GSK or GSK's termination of this AGREEMENT described in Section 10.03 or Pacific's termination of this AGREEMENT under
Section 10.05, GSK shall be entitled to make, have made, use and sell LICENSED PRODUCT and to use KNOW-HOW in the TERRITORY without any further payment obligations to PACIFIC. For the avoidance of doubt, the expiration of this AGREEMENT shall result in a fully paid up PATENT and KNOW HOW license for the benefit of GSK. If this AGREEMENT is terminated by PACIFIC due to material breach by GSK, or pursuant to Section 10.03 or 10.05, GSK shall have no further rights or licenses with respect to the PATENTS or LICENSED PRODUCT (except as described in Section 10.07 and 11.02).
         10.02 If either party materially fails or neglects to perform covenants or provisions of this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, and in the case of any payment obligation hereunder within ten
(10) working days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this AGREEMENT by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.
         10.03 In the event that GSK notifies PACIFIC under Section 3.01 (6) or
Section 3.01(8) that GSK does not intend to proceed with further development and/or commercialization of LICENSED PRODUCTS, then this AGREEMENT shall terminate forthwith.
         10.04 GSK may terminate this AGREEMENT on a country by country basis, or in its entirety, by giving PACIFIC at least thirty (30) days written notice thereof at any time based on a reasonable determination by GSK, using the same standards GSK would use in assessing whether or not to continue development of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile (including, but without limitation, the failure to achieve the milestones set out in Section 3.01) of LICENSED PRODUCT does not justify continued development or commercialization of LICENSED PRODUCT. Termination of this AGREEMENT in all countries of the TERRITORY shall constitute a termination of this AGREEMENT in its entirety. For the avoidance of doubt, it is agreed that a failure of any Quantitative Analysis carried out prior to Launch of Licensed Product in the USA will be deemed a sufficient and reasonable reason for GSK to exercise its right to terminate this AGREEMENT on grounds of commercial profile. Quantitative Analysis will comprise a BASES II study and/or (at GSK's sole election) a Test Market. Quantitative Analysis will be deemed successful in the event that the results of such Quantitative Analysis are successful in all material respects, including, but not limited to, a demonstration that sales of LICENSED PRODUCT are likely to [*]. A "Test Market" will comprise a form of controlled market testing of LICENSED PRODUCT, with no restriction on packaging, branding, pricing or other strategic commercial issues, which will in no circumstances be directed at more than fifteen percent (15%) of the marketplace in the USA.

         10.05 Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.
         10.06 Notwithstanding the bankruptcy of PACIFIC, or the impairment of performance by PACIFIC of its obligations under this AGREEMENT as a result of bankruptcy or insolvency of PACIFIC, GSK shall be entitled to retain the licenses granted herein, subject to PACIFIC 's rights to terminate this AGREEMENT for reasons other than bankruptcy or insolvency as expressly provided in this AGREEMENT.
         10.07 All rights and distribution rights granted under or pursuant to this AGREEMENT by PACIFIC to GSK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that GSK, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by GSK of its preexisting obligations under this AGREEMENT. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against PACIFIC under the U.S. Bankruptcy Code, GSK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to GSK (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by GSK, unless PACIFIC elects to continue to perform all of its obligations under this AGREEMENT, or
(b) if not delivered under (a) above, upon the rejection of this AGREEMENT by or on behalf of PACIFIC upon written request therefor by GSK, provided, however, that upon PACIFIC's (or its successor's) written notification to GSK that it is again willing and able to perform all of its obligations under this AGREEMENT, GSK shall promptly return all such tangible materials to PACIFIC, but only to the extent that GSK does not require continued access to such materials to enable GSK to perform its obligations under this AGREEMENT.

11.      RIGHTS AND DUTIES UPON TERMINATION
         ----------------------------------
         11.01 Upon termination of this AGREEMENT, PACIFIC shall have the right to retain any sums already paid by GSK hereunder.
         11.02 Upon termination of this AGREEMENT in its entirety or with respect to LICENSED PRODUCT in any country, GSK shall notify PACIFIC of the amount of LICENSED PRODUCT GSK and its sublicensees then have on hand, the sale of which would, but for the termination, be subject to royalty, and GSK and its sublicensees shall thereupon be permitted to sell that amount of LICENSED PRODUCT for a period not exceeding twelve (12) months of such termination, provided that GSK shall pay the royalty thereon at the time herein provided for. This Section 11.02 shall not apply in the event of termination of this AGREEMENT by GSK as a result of a material breach by PACIFIC.
         11.03 Termination of this AGREEMENT shall terminate all outstanding obligations and liabilities between the parties arising from this AGREEMENT except those described in Sections 6,7,8,9,10,11, and any other obligations otherwise provided by this AGREEMENT which have accrued. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT.
         11.04 Termination of the AGREEMENT in accordance with the provisions hereof shall not limit remedies, which may be otherwise available in law or equity.

12. WARRANTIES AND REPRESENTATIONS
    ------------------------------
         12.01 PACIFIC warrants and represents that it owns the entire right, title and interest in the PATENTS listed in Appendix A, or filed by or on behalf of PACIFIC pursuant to Section 7, and the KNOW-HOW provided to GSK under this

AGREEMENT, and that it otherwise has the right to enter into this AGREEMENT. PACIFIC further warrants and represents that it will not encumber any such PATENTS and KNOW-HOW with liens, mortgages, security interests or otherwise. PACIFIC further warrants and represents that there is nothing in any THIRD PARTY agreement PACIFIC has entered into as of the EFFECTIVE DATE which, in any way, will directly limit PACIFIC's ability to perform all of the obligations undertaken by PACIFIC hereunder, and that it will not enter into any AGREEMENT after the EFFECTIVE DATE under which PACIFIC would incur any such limitations.
         12.02 Nothing in this AGREEMENT shall be construed as a warranty that PATENTS are valid or enforceable as of the EFFECTIVE DATE or that they will be so during the term of this AGREEMENT. PACIFIC hereby warrants and represents that it has no present knowledge from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES. PACIFIC further warrants and represents that it has no present knowledge that the process of manufacturing LICENSED PRODUCT, and all intermediates of such process, will infringe patent rights of THIRD PARTIES in the TERRITORY.
         12.03 PACIFIC warrants and represents that it has not, up through and including the EFFECTIVE DATE, omitted to furnish GSK with any information in its possession concerning LICENSED PRODUCT or the transactions contemplated by this AGREEMENT, which would be material to GSK's decision to enter into this AGREEMENT and to undertake the commitments and obligations set forth herein.
         12.04 PACIFIC warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the LICENSED PRODUCT which it has not provided to GSK prior to the EFFECTIVE DATE which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the LICENSED PRODUCT.
         12.05 PACIFIC warrants and represents that it will not knowingly engage in any activity regarding development of LICENSED PRODUCT outside of the FIELD which is or ought to be recognized by PACIFIC as posing a present or potential harm to the development of LICENSED PRODUCT in the FIELD in the TERRITORY. PACIFIC further warrants that it will require all of its AFFILIATES and, in the event that this exclusive license becomes non-exclusive with regard to LICENSED PRODUCT in any particular country pursuant to Section 2 of this AGREEMENT, sublicensees of PRODUCT to enter in a binding agreement with PACIFIC which contains the same warranty and representation as outlined in this Section 12.05.
         12.06 GSK shall defend, indemnify and hold harmless PACIFIC and its and their respective officers, directors, employees, agents, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them attributable to the manufacturing or marketing of LICENSED PRODUCT by or on behalf of GSK (or its permitted sublicensees), or alleging physical or other injury, including death, arising out of the administration, utilization and/or ingestion of LICENSED PRODUCT manufactured, sold or otherwise provided to the injured party by GSK (or its permitted sublicensees) provided:
                  (a) GSK shall not be obligated under this Section 12.06 if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of PACIFIC or the breach of any warranty or representation made by PACIFIC in this AGREEMENT;
                  (b) GSK shall have no obligation under this Section 12.06 unless PACIFIC (i) gives GSK prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) GSK is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) PACIFIC cooperates fully with GSK and its agents in defense of the claims or lawsuit or other action; and
                  (e) PACIFIC shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section 12.06 utilizing attorneys of its choice, at its own expense, provided, however, that GSK shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which PACIFIC seeks indemnification under this Section 12.06 provided that GSK shall first obtain a general release and discharge from all liability pertaining to the subject matter of such settlement for the benefit of PACIFIC.
         12.07 PACIFIC shall defend, indemnify and hold harmless GSK and its and their officers, directors, employees, agents, successors, sublicensees and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them attributable to the manufacturing or marketing of LICENSED PRODUCT (including as a result of any permitted use of the Marks during the Transitional Period set out in Section 8.03) by or on behalf of PACIFIC (or its permitted sublicensees), or alleging physical or other injury, including death, arising out of the administration, utilization and/or ingestion of LICENSED PRODUCT manufactured, sold or otherwise provided to the injured party by PACIFIC, including, in each case, where such loss, damage, or liability arises as a result of PACIFIC exercising its rights to commercialize LICENSED PRODUCT under Section 8 and, in the case of a PACIFIC COUNTRY, as a result of the actions or omissions of PACIFIC's sublicensees, provided:
                  (a) PACIFIC shall not be obligated under this Section 12.07 if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of GSK or the breach of any warranty or representation made by GSK in this AGREEMENT;
                  (b)    PACIFIC shall have no obligation under this Section
                         12.07 unless GSK (i) gives PACIFIC prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT,
                         (ii) PACIFIC is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) GSK cooperates fully with PACIFIC and its agents in defense of the claims or lawsuit or other action; and
                  (c) GSK shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section 12.07 utilizing attorneys of its choice, at its own expense, provided, however, that PACIFIC shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which GSK seeks indemnification under this Section 12.07 provided that PACIFIC shall first obtain a general release and discharge from all liability pertaining to the subject matter of such settlement for the benefit of GSK.
         12.08 During the entire period of time commencing on Launch by GSK of LICENSED PRODUCT in USA and until five (5) years after the expiration of this AGREEMENT or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the respective industries of the parties for companies of comparable size and activities. Notwithstanding anything in this AGREEMENT to the contrary, PACIFIC shall maintain product liability insurance in an amount not less than ten (10) million US dollars per occurrence (or claim) and in the aggregate annually. Such product liability insurance shall insure against all liability, including liability for personal injury, physical injury and property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request.

13.      FORCE MAJEURE
         -------------
         13.01 If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

14.      GOVERNING LAW AND DISPUTE RESOLUTION
         ------------------------------------
         14.01 This AGREEMENT shall be governed by the laws of the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the same.
         14.02 Any dispute, controversy or claim arising out of or relating to this AGREEMENT (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each party in an effort to effect a mutually acceptable resolution thereof.
         14.03 In the event no mutually acceptable resolution of such Dispute is achieved in accordance with Paragraph 14.02 within a reasonable period of time, then either party shall be entitled to seek final settlement of such Dispute by any administrative or judicial mechanism which may be available.

15.      WAIVER OF BREACH
         ----------------
         15.01 The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.      SEPARABILITY
         ------------
         16.01 In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         16.02 If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
         16.03 In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 16.01 or 16.02, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

17.      ENTIRE AGREEMENT
         ----------------
         17.01 This AGREEMENT, together with a Stock Purchase Agreement and a Trademark Assignment, each entered into as of the EFFECTIVE DATE, constitute the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

18.      NOTICES
         -------
         18.01 Notices required or permitted under this AGREEMENT shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

                  If to PACIFIC:    Pacific Health Laboratories, Inc.
                                            1480 Route 9 North
                                            Suite 204
                                            Woodbridge, NJ  07095
                                            Attention:  President
                                            Facsimile No._  732-636-7410

                  Copy to:                  Gary A. Miller
                                            Eckert Seamans Cherin & Mellott
                                            1515 Market St., 9th Floor
                                            Philadelphia, PA 19102
                                            Facsimile No.: 215-851-8383

                  If to GSK:    Vice President and Director, Consumer Healthcare
                                Worldwide Business Development
                                SmithKline Beecham Corporation (trading as
                                GlaxoSmithKline)
                                One Franklin Plaza
                                P.O. Box 7929
                                Philadelphia, Pennsylvania 19101,  U.S.A.
                                Facsimile No.: 215-751- 4221

                  Copy to:

                           SmithKline Beecham Corporation (trading as
                           GlaxoSmithKline)
                           One Franklin Plaza (Mail Code FP2360)
                           P.O. Box 7929
                           Philadelphia, Pennsylvania  19101,  U.S.A.
                           Attention:  Corporate Law - U.S.
                           Facsimile No.: 215-751-3935

19.      ASSIGNMENT
         ----------
         19.01 This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that each party may assign this AGREEMENT or any part of its rights and obligations hereunder to any AFFILIATE of such party or to any corporation with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party hereto.

20.      RECORDING
         ---------
         20.01 GSK shall have the right, at any time, to record, register, or otherwise notify this AGREEMENT in appropriate governmental or regulatory offices anywhere in the TERRITORY, and PACIFIC shall provide reasonable assistance to GSK in effecting such recording, registering or notifying.

21.      EXECUTION IN COUNTERPARTS
         -------------------------
         21.01 This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.

SMITHKLINE BEECHAM PLC

BY:__________________

TITLE: ______________

PACIFIC HEALTH LABORATORIES INC.

BY:__________________

TITLE:_______________

                                LICENSE AGREEMENT

                                   APPENDIX A
                                 PATENT APPENDIX

------------------------ --------------------- --------------------- ---------------------------------------------------
       File No.               Serial No.            Patent No.                             Title
                             Filing Date            Issue Date
------------------------ --------------------- --------------------- ---------------------------------------------------
    Pacific 3.0-003           09/510,809            6,207,638             Nutritional Intervention Composition for
                               2/23/00               3/27/01                  Enhancing and Extending Satiety
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------
          [*]                    [*]                                                        [*]
------------------------ --------------------- --------------------- ---------------------------------------------------

                                   APPENDIX B
                           PHARMACOVIGILANCE AGREEMENT
                  Procedure for Exchange of Adverse Event data



BACKGROUND:

Pacific and GSK have entered into an Agreement for the development and commercialization of "Satietrol(R)".


DEFINITIONS
-----------
The following definitions reflect and are consistent with FDA and International Conference on Harmonization (ICH) regulations/guidelines.

Adverse Experience (AE)
-----------------------
The ICH has defined an AE as "any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment."

o   Adverse Drug Reaction (ADR)
    ---------------------------
    In the pre-approval clinical experience or in other clinical trial experiences The ICH has defined an ADR in clinical trials as "all noxious and unintended responses to a medical product related to any dose". The phrase "responses to a medicinal product" means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility, i.e. the relationship cannot be ruled out.

    For marketed medical products: The ICH had defined an ADR in marketed medicinal products as "a response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function."


o   Unexpected ADR
    --------------
    The ICH has defined an unexpected ADR as "an adverse reaction, the nature or severity of which is not consistent with the applicable product information (e.g. Investigator Brochure) for an unapproved investigational medicinal product.

    This definition includes an AE/adr of which the nature, specificity, or severity is inconsistent with the applicable product information. For an AE/ADR from a clinical trial, the reference document shall be the Investigator Brochure.

Serious AE or Serious ADR
-------------------------
A serious AE or ADR is any untoward medical occurrence that:
* results in death
* is life-threatening
        NOTE: The term "life-threatening" in the definition of "serious" refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.
* requires inpatient hospitalization or prolongation of existing hospitalization
* results in persistent or significant disability/incapacity * is a congenital anomaly/birth defect.

Medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed in the definition above. These should also usually be considered serious. (Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization; or development of drug dependency or drug abuse.)

o    Non-Serious AE
     --------------
     A non-serious AE is any experience, which does not meet the definition of serious as defined above.

     Clinical trial experiences which are not considered "serious" include: hospitalization for a pre-planned/elective procedure for a medical condition present before treatment started; a pre-existing medical condition which does not increase in severity or frequency following treatment; or an experience which is simply a treatment failure according to the efficacy criteria for the study.

o    Spontaneous reports
     Reports from any source other than a clinical trial source, including regulatory agencies, health care professionals, consumers and literature, shall be classified for reporting purposes as a spontaneous report.


REPORTING
---------
o    Reports of Pregnancy and Overdose
     ---------------------------------
     While such reports are not AEs or ADRs as defined herein, reports of pregnancies should be followed up until the outcome of the pregnancy is known. "Overdose" will be defined as any single dose that exceeds the recommended total daily dose.

o    Minimum criteria for reporting
     ------------------------------
     Initial reports should be submitted within the agreed timelines as long as the following minimum criteria are met:

       an identifiable patient; a suspect medicinal product; an identifiable reporting source; and an event or outcome

o    Follow-up of Cases
     ------------------
     The party who is the initial recipient of an AE/ADR report shall be responsible for appropriate follow-up of that AE/ADR report and timely transmission of relevant new information to the other party.

POLICY
------
o    GSK will hold the recognized worldwide safety database for LICENSED PRODUCT
o    GSK is responsible for regulatory reporting in the TERRITORY.
o If either party becomes aware of a safety issue they will immediately inform the other party.
o Each party will inform the other party of any safety related queries from a regulatory authority.

DATA EXCHANGE
-------------
o    Data will be transferred in English by fax.
o GSK is responsible for receiving and forwarding reports to and from other GSK sub-licensees (if applicable)
o GSK will notify Pacific either electronically or by facsimile of all serious AE reports (including both clinical trial and spontaneous AEs) that GSK receives within two calendar days of receipt of such reports by the GSK Safety Department in the United Kingdom. When the minimum information required for reporting can not be transmitted due to translation difficulties, GSK shall notify Pacific within three working days of initial receipt of such reports.
o GSK will notify Pacific by facsimile of any fatal or life-threatening ADRs within twenty-four (24) hours of receipt.
o Pacific will provide GSK with CIOMS I forms (electronically or by facsimile) for all serious AEs within two (2) calendar days of receipt.
o Pacific will notify GSK by facsimile of any fatal or life-threatening ADRs within twenty-four (24) hours of receipt by CPI.
o Non-serious spontaneous AE reports received by Pacific will be submitted to GSK within five working days of receipt of such reports by Pacific.
o Pacific is responsible for receiving and forwarding reports to and from other Pacific-licensees (if applicable).
o GSK is responsible for receiving and forwarding reports to and from other GSK-sublicensees (if applicable).

LITERATURE REPORTS:

Each party shall be responsible for scanning the literature for case reports in any territory in which it holds registration rights as set forth in this Agreement.

REGULATORY REPORTING:

o Reporting (where appropriate) of domestic or foreign cases to the local regulatory authorities is the responsibility of the local registration holder.
     o GSK shall be responsible for reporting of cases to the local regulatory authorities in those countries where GSK is the local registration holder. In some territories, regulatory submission of serious cases is not a requirement, but is undertaken voluntarily by GSK.
     o Pacific shall be responsible for reporting cases (where appropriate) to the local regulatory authorities in those countries where Pacific is the local registration holder.

GSK will send PACIFIC
----------------------
Copies of end of study reports

PACIFIC will send to GSK:
-------------------------
Copies of end of study reports

PHARMACOVIGILANCE CONTACTS IN EACH PARTY:
-----------------------------------------

    For GSK:


    Contact for AEs originating in countries other than the Americas:
    Barbara D Jones
    Product Safety Manager
    GSK CH Research & Development
    St George's Ave
    Weybridge,
    Surrey
    UK
    Tel +44 1932 82 21 50
    Fax+44 1932 82 21 56

    Contact for AEs originating in the Americas:
    Dr Reineirio Deza
    Director, NA Medical Affairs & Safety
    GSK Consumer Healthcare
    100 Beecham Drive
    Pittsburgh, PA 15205 USA
    Tel: (412)928-1085
    Fax: (412)928-6958

    For PACIFIC:
    ------------

     Dr Robert Portman
     President
     Pacific Healthcare Laboratories Inc.
     1480 Route 9 NorthSuite 204
     Woodbridge, NJ  07095
     Facsimile No._  732-636-7410

                                   APPENDIX C
TRADE MARKS AND DOMAIN NAMES TO BE ASSIGNED TO GSK
DOMAIN NAME:
www.satietrol.com
TRADEMARKS:

SATIETROL - serial number: 75/742,879
SATIETROL COMPLETE - serial number: 76/ 154,906 (application pending as at the EFFECTIVE DATE)

(in each case registered / filed in US only)

                                   APPENDIX D
COUNTRIES IN WHICH PACIFIC IS ACTIVELY COMMERCIALIZING THE PMV VARIANT OF LICENSED PRODUCT AS AT THE EFFECTIVE DATE.


BRAZIL
GUATEMALA
JAPAN
KOREA
MEXICO
SOUTH AFRICA
SINGAPORE
USA